Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Altamira Therapeutics Ltd

Bermuda

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 10, 2024, relating to the consolidated financial statements of Altamira Therapeutics Ltd appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

BDO AG

/s/ Christoph Tschumi	/s/ Grégoire Weber
Christoph Tschumi	Grégoire Weber

Zurich, April 10, 2024